UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WINLAND ELECTRONICS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0992135
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1950 Excel Drive
Mankato, Minnesota	56001
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

On February 27, 2014, the Board of Directors (the “Board”) of Winland Electronics, Inc. (the “Company”) adopted a Section 382 Rights Agreement and declared a dividend distribution consisting of one preferred stock purchase right (a “Right”) for each outstanding share of the Company’s common stock, par value $.01 per share (the “Common Stock”). The dividend is payable to the Company’s shareholders of record as of the close of business on March 10, 2014 (the “Record Date”). The terms of the Rights are set forth in the Section 382 Rights Agreement dated as of February 27, 2014 (the “Agreement”), by and between the Company and Registrar and Transfer Company (the “Rights Agent”).

The purpose of the Agreement is to protect the long term value of the Company’s accumulated net operating losses and other tax attributes (collectively, “NOLs”) for federal and state income tax purposes. The Company’s ability to use the NOLs in the future may be significantly limited if it experiences an “ownership change” for U.S. federal income tax purposes. In general, an ownership change will occur when the percentage of the Company’s ownership (by value) of one or more “5 percent shareholders” (as defined in the Internal Revenue Code of 1986, as amended) has increased by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis).

Under the Agreement, the Rights are triggered when a person acquires shares resulting in ownership of 4.99% or more of the outstanding Common Stock. Ten days following the public announcement that such acquisition has occurred, all Rights (except those held by the acquiring person) will become exercisable and all holders of Rights may purchase shares of Common Stock with a market value of twice the exercise price. Under the Agreement, existing shareholders currently having an ownership interest above 4.99% can maintain their current ownership percentage, but may only increase their ownership interest by less than one-one thousandth of one percent (0.001%).

The description of the Agreement (which includes as Exhibit A the form of Certificate of Designation of Series B Junior Participating Preferred Stock, as Exhibit B the forms of Rights Certificate, and as Exhibit C the Summary of the Rights of Purchase Preferred Shares) and the Rights included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2014, is incorporated herein by this reference and is qualified in its entirety by reference to the Agreement and such exhibits thereto.

Item 2.  Exhibits.

In accordance with Form 8-A, the following exhibits are incorporated by this reference:

Exhibits

3.1	Certificate of Designation for the Winland Electronics, Inc. Series B Junior Participating Preferred Stock (incoporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2014).

4.1	Rights Agreement, dated February 27, 2014, between Winland Electronics, Inc. and Registrar and Transfer Company, which includes the form of Certificate of Designation of Series B Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of the Rights of Purchase Preferred Shares as Exhibit C (incoporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  February 27, 2014

WINLAND ELECTRONICS, INC.

By	/s/ Brian D. Lawrence
Brian D. Lawrence
Chief Financial Officer and
Senior Vice President